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                                                                   EXHIBIT 10.17

O.E. "Randy" Ray
256 New Gate Loop
Heathrow, FL 32746

April 3, 2000

Dear Randy,

Congratulations to us all on the closing of the Alpha Computer merger with Avana! We are very happy to have the deal consummated and be able to get on to the work at hand.

This letter is to put in process the agreement that entitles you to a pay increase, from $90,000 to $140,000, at the closing of the Alpha merger. The remainder of your original employment agreement will remain in effect. This pay increase will be effective April 3, 2000, which is the first work day immediately following closing of the merger of March 31, 2000.

We're looking forward to great things ahead with Alpha on our team.

With highest regard,

/s/ Benjamin Holcomb
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Benjamin Holcomb
CEO